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Press Release

Contacts:

Media	Investor Relations
Chris Halling +44 (0)7580 041073 chris.halling@catalent.com	Paul Surdez +1 (732) 537 6325 investors@catalent.com

Catalent Appoints Karen Santiago as Vice President and Chief Accounting Officer

SOMERSET, N.J. – September 19, 2022 – Catalent, the global leader in enabling biopharma, cell, gene, and consumer health partners to optimize development, launch, and supply of better patient treatments across multiple modalities, today announced the appointment of Karen Santiago as Vice President and Chief Accounting Officer. Karen will become a member of the Company’s Executive Leadership Team and serve as its principal accounting officer.

Prior to joining Catalent, Karen spent 19 years with Bristol-Myers Squibb in various roles of increasing responsibility, including Senior Vice President & Corporate Controller, Principal Accounting Officer from 2018 to 2022, and Lead Enabling Functions and Finance Transformation from 2016 to 2018. Since 2013, she has served on the board of The Arc of New Jersey, the state's largest organization advocating for and serving children and adults with intellectual and developmental disabilities and their families. She holds a Masters in Business Administration and a Bachelor of Science in Accounting from Rutgers University.

“I am delighted to welcome Karen to lead our accounting function,” commented Thomas Castellano, Senior Vice President and Chief Financial Officer. “Her extensive background and deep finance expertise make her a valued addition to the team.”

Notes for Editors

About Catalent

Catalent is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs.

Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply around 80 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 19,000 includes more than 3,000 scientists and technicians.

Headquartered in Somerset, New Jersey, the company generated nearly $5 billion in revenue in its 2022 fiscal year. For more information, visit www.catalent.com.

More products. Better treatments. Reliably supplied.™